Exhibit 10.15

Chief Operating Officer and Managing Director Service Agreement as amended on	Chief Operating Officer und Geschäftsführer-Dienstvertrag in der Fassung vom
06-01-2019 (hereinafter referred to as the “Agreement”) made by and between	01.06.2019 (im Weiteren als „Vertrag“ bezeichnet) zwischen

Stendal Pulp Holding GmbH, 10117 Berlin,
Charlottenstraße 59

(hereinafter referred to as “SPH”)

represented by its shareholder Stendal Pulp Holding GmbH

and

Adolf Koppensteiner
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(hereinafter referred to as the “Executive”)

Stendal Pulp Holding GmbH mit Sitz in 10117 Berlin, Charlottenstraße 59

(im Folgenden auch „SPH“)

hier vertreten durch ihren Gesellschafter, die Stendal Pulp Holding GmbH und

Adolf Koppensteiner
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(im Folgenden auch „Geschäftsführer“)

§1 Functions and Responsibilities	§1 Geschäftsführertätigkeit

1.The Executive has been appointed as an additional Managing Director of SPH as of 1 June 2019. Similar to the existing managing directors, Mr. Adolf Koppensteiner shall be authorized to represent the company acting alone. He is exempted from the restrictions of Section 181 of the German Civil Code.

1.Der Geschäftsführer ist zum 1. Juni 2019 als weiterer Geschäftsführer der SPH bestellt. In übereinstimmender Regelung mit den weiteren Geschäftsführern ist Herr Adolf Koppensteiner   berechtigt, die Gesellschaft stets allein zu vertreten. Er ist von den Beschränkungen des § 181 BGB befreit.

In addition to his role as Managing Director, the board of directors of Mercer International Inc. (“Mercer”) has appointed the Executive as Chief Operating Officer (“COO”) of Mercer, effective January 1, 2018. The Executive will not receive a separate/additional compensation for his role as COO; rather will his service as COO compensated by the remuneration stipulated under this Agreement.

Zusätzlich zu seiner Funktion als Geschäftsführer wurde der Geschäftsführer vom Board of Directors von Mercer International Inc. („Mercer”)zum 1. Januar 2018 zum Chief Operating Officer („COO”) von Mercer ernannt. Für diese Tätigkeit als COO erhält der Geschäftsführer keine separate Vergütung; vielmehr ist diese durch seine Tätigkeit unter diesem Vertrag abgegolten.

2.As Managing Director of SPH, the Executive shall manage SPH's business in accordance with applicable law, the articles of association of SPH and the instructions of the shareholders.  As Managing Director, the Executive is authorized to represent SPH acting alone in accordance with shareholder resolutions and the articles of association of SPH.

2.Als Geschäftsführer von SPH führt der Geschäftsführer die Geschäfte der SPH nach Maßgabe der gesetzlichen Bestimmungen, der Satzung von SPH sowie den Weisungen der Gesellschafterversammlung.  Der Geschäftsführer ist einzelvertretungs-berechtigt.  Inhalt und Umfang der Vertretungsbefugnis ergeben sich im Übrigen aus den Gesellschafterbeschlüssen in Verbindung mit der Satzung der SPH.

3.As COO, the Executive will be responsible for all of Mercer’s activities related to wood procurement, fiber management, pulp and lumber manufacturing, and human resources.  The Executive is responsible to develop strategic operating plans and processes to increase overall efficiency and safety of all facilities.  In general terms he is responsible for cost effective production and developing plans to maximize efficiency at all locations.  As COO, the Executive shall carry out all duties and responsibilities of his position as COO of Mercer in accordance with all applicable laws, articles and by-laws of Mercer and the directives of the board of directors of Mercer.

3.Als COO ist der Geschäftsführer verantwortlich für alle Aktivitäten von Mercer, die im Zusammenhang mit Holzeinkauf, Fasermanagement, Zellstoff- oder Nutzholzherstellung und Personal stehen.  Der Geschäftsführer ist verantwortlich für die Entwicklung von Strategieplänen und Prozessen, die die allgemeine Effizienz und Sicherheit aller Fertigungsanlagen erhöhen.  Allgemein ist er verantwortlich für die kosteneffiziente Produktion und die Entwicklung von Plänen, mit dem Ziel die Effizienz an allen Standorten maximieren.  Der Geschäftsführer soll alle Pflichten und Aufgaben seiner Position als COO von Mercer im Einklang mit den geltenden Gesetzen sowie der Satzung und Geschäftsordnung von Mercer und den Weisungen des Board of Directors von Mercer ausführen.

4.The Executive shall be responsible to and shall report to the Chief Executive Officer of Mercer.	4.Der Geschäftsführer ist direkt verantwortlich gegenüber dem Chief Executive Officer von Mercer und berichtet an diesen.
5.The Executive's office location is the domicile of Mercer Stendal.	5.Dienstort des Geschäftsführers ist der Sitz von Mercer Stendal.

6.The Executive shall, upon the request of the shareholders' meeting, also accept positions or offices in companies which are affiliates of the Company according to Section 15 et seq. of the German Stock Corporation Act (“Affiliated Companies“), as well as activities in associations and organizations of which the Company or an Affiliated Company is a member. Such services are compensated with the remuneration stipulated under this Agreement. It is understood that any positions and offices the Executive has assumed, or will assume, under this Clause 1.6 are limited for the time he is appointed as managing director of the Company. In case the Executive's appointment as managing director of the Company ends, the Executive will immediately and in the required form resign from any such positions and offices.

6.Auf Wunsch der Gesellschafterversammlung wird der Geschäftsführer Mandate und Ämter in Unternehmen, welche verbundene Unternehmen der Gesellschaft im Sinne der §§ 15 ff. AktG sind („Verbundene Unternehmen“), sowie Tätigkeiten in Verbänden und ähnlichen Organisationen, denen die Gesellschaft oder ein verbundenes Unternehmen angehört, übernehmen. Solche Dienste sind mit der in diesem Vertrag festgelegten Vergütung abgegolten. Es besteht Einigkeit darüber, dass Mandate und Ämter, die der Geschäftsführer gemäß dieser Ziffer 1.6 übernommen hat oder übernehmen wird, auf den Zeitraum seiner Bestellung zum Geschäftsführer der Gesellschaft begrenzt sind. Für den Fall des Endes der Bestellung als Geschäftsführer der Gesellschaft, wird der Geschäftsführer die hiernach übernommenen Mandate und Ämter in der jeweils erforderlichen Form unverzüglich niederlegen

§2 Term of Agreement	§2 Vertragsdauer
1.This Agreement is effective from June 1, 2019, and replaces all earlier agreements between the parties which are terminated without further action of the parties.

1.Dieser Vertrag tritt mit dem 1. Juni 2019 in Kraft und wird für einen Zeitraum von fünf Jahren, bis zum 31. Dezember 2024, abgeschlossen und ersetzt alle bisher zwischen den Parteien geschlossenen Verträge.

2.This Agreement is entered into for an indefinite time.

2.Mit Ablauf des in § 2 Absatz 1 genannten Zeitraumes endet dieser Vertrag, soweit er nicht von den Parteien gemeinschaftlich verlängert wird. Entsprechende Verhandlungen sind spätestens ein Jahr vor Vertragsende aufzunehmen.

3.This Agreement and the employment of the Executive may be terminated by Mercer and/or SPH at any time, with or without notice, if the termination is due to “Just Cause” as a result of the occurrence of any of the following events: (i) serious misconduct, dishonestly or disloyalty of the Executive related to the performance of his duties, functions or responsibilities under this Agreement; (ii) willful and continued failure by the Executive to substantially perform his duties, functions or responsibilities under this Agreement; (iii) any other material breach of this Agreement by the Executive; or (iv) any event or circumstance that would constitute cause for termination of employment at law. No notice period is required in the case of termination for Just Cause and this Agreement may be immediately terminated at the option of Mercer.

3.Dieser Vertrag und die Anstellung des Geschäftsführers kann jederzeit durch Mercer und/oder SPH mit oder ohne Einhaltung einer Frist gekündigt werden, soweit aufgrund eines der folgenden Ereignisse die Kündigung aus einem „triftigen Grund“ erfolgt: (i) schwerwiegendes Fehlverhalten, Unredlichkeit oder Illoyalität des Geschäftsführers im Zusammenhang mit der Ausführung seiner Pflichten, Funktionen oder Aufgaben nach diesem Vertrag; (ii) vorsätzliches und fortgesetztes Versagen des Geschäftsführers, seine Pflichten, Funktionen oder Aufgaben nach diesem Vertrag wesentlich zu erfüllen; (iii) jede andere wesentliche Verletzung dieses Vertrages durch den Geschäftsführer; oder (iv) jeder Anlass oder Umstand, der einen Grund für die Beendigung eines Arbeitsverhältnisses darstellt. Eine Kündigungsfrist muss bei einer Kündigung aus triftigem Grund nicht eingehalten werden und dieser Vertrag kann nach Wahl von Mercer unverzüglich beendet werden.

For purposes of this Agreement, no act, or failure to act, by the Executive shall be “willful” unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the act or omission was in the best interests of Mercer.

Keine Handlung oder Unterlassung des Geschäftsführers soll „vorsätzlich“ im Sinne dieses Vertrages sein, soweit diese nicht arglistig und ohne die Überzeugung, dass die Handlung oder Unterlassung im besten Interesse von Mercer ist, vorgenommen oder unterlassen wurde.

4.Notwithstanding any other term herein, this Agreement may be terminated by any of the parties by giving twelve (12) months' notice to the other parties. The termination notice for termination of this Agreement has to be in writing.

5.If termination notice is given with respect to this Agreement, no matter by which party, SPH is entitled to suspend the Executive’s obligation to perform services as Managing Director for SPH until the actual termination date or may, for the transitory period until the actual termination date, assign the Executive to other positions with SPH or its affiliates.

4.Ist die Kündigung dieses Vertrages ausgesprochen, gleich durch welche Partei, ist SPH befugt, den Geschäftsführer von seiner Verpflichtung zur Arbeitsleistung für SPH bis zu der tatsächlichen Vertragsbeendigung freizustellen oder dem Geschäftsführer für die Übergangszeit bis zur tatsächlichen Vertragsbeendigung eine andere, vergleichbare Position bei SPH zuzuweisen.

6.Notwithstanding any other term herein, this Agreement shall automatically terminate without any expressed termination notice at the end of the month in which the Executive completes his 65th year of life.

6.Unbeschadet anders lautender Bestimmungen dieses Vertrages endet dieser Vertrag ohne Kündigung mit Ablauf des Monats, in dem der Geschäftsführer sein 65. Lebensjahr vollendet hat.
7.The appointment of the Executive as Managing Director of SPH may, at any time and without notice, be revoked by shareholder resolution.	7.Die Ernennung zum Geschäftsführer von SPH kann jederzeit und ohne Einhaltung einer Frist durch Beschluss der Gesellschafterversammlung entzogen werden.
§3 Compensation	§3 Bezüge

1.As compensation for his services hereunder, the Executive shall receive an annual gross salary of EUR 381,000,- (in words: three hundred and eighty one thousand euros).  The annual salary shall be paid in twelve equal installments at the end of each calendar month subject to all required withholding of applicable tax and social security deductions.  The salary is being reviewed annually, first time in 2020.

1.Der Geschäftsführer erhält als Vergütung für seine Tätigkeit ein Jahresgehalt von EUR 381.000,- (in Worten: dreihundertundeinundachtzigtausend Euro) brutto.  Das Jahresgehalt wird in zwölf (12) gleichen Raten am Ende eines jeden Kalendermonats vorbehaltlich aller notwendigen Einbehaltungen der gesetzlichen Abzüge ausgezahlt.  Das Gehalt wird jährlich überprüft, zum ersten Mal in 2020.

2.Additionally the Executive is entitled to a bonus payment depending on the economic result of Mercer as determined by the board of directors of Mercer or its compensation committee.

2.Der Geschäftsführer erhält darüber hinaus eine erfolgsabhängige Vergütung, die in Abhängigkeit von Mercers Jahresergebnis vom Board of Directors von Mercer oder des Vergütungsausschusses festgelegt wird.

The bonus is paid in arrears at the beginning of the following year.	Der Bonus wird zu Beginn des Folgejahrs ausgezahlt.
§4 Compensation in Case of Incapacitation	§4 Bezüge bei Krankheit

1.In case of temporary incapacitation of the Executive caused by illness or another reason for which the Executive is not responsible, statutory law is applicable for the continuation of compensation payments.  On top of the legal requirement for payments in case of sickness SPH undertakes to continue payments for up to twenty (20) additional weeks after the end of the legal sickness payment obligation in the amount of the difference between regular net pay and the payments of the health insurance to the Executive.

1.Im Falle vorübergehender Arbeitsunfähigkeit des Geschäftsführers, die durch Krankheit oder einen anderen vom Geschäftsführer nicht zu vertretenden Grund eintritt, erhält der Geschäftsführer Entgeltfortzahlung im Krankheitsfall entsprechend den für einen Arbeitnehmer geltenden gesetzlichen Bestimmungen.  Über die gesetzliche Lohnfortzahlung hinaus zahlt SPH ein Krankengeld in Höhe der Differenz zwischen dem regulären Nettogehalt und der Leistung der Krankenversicherung an den Geschäftsführer für bis zu zwanzig (20) weitere Wochen nach dem Ende der regulären Lohnfortzahlung.

2.SPH agrees to take out during the term of this service agreement for the Executive accident insurance with a total coverage of EUR 350,000,- in case of death and EUR 1,000,000,- in case of disability.  The insurance receipts will be paid to the Executive or his entitled heiress without deductions.

2.SPH wird für den Geschäftsführer für die Dauer dieses Dienstvertrages eine Unfallversicherung über eine Deckungssumme von EUR 350.000,- für den Todesfall und EUR 1.000.000,- für den Invaliditätsfall abschließen.  Die Leistungen der Unfallversicherung werden dem Geschäftsführer oder der aufgrund des Versicherungsverhältnisses anspruchsberechtigten Erbin ungekürzt ausgezahlt.

§5 Vacation	§5 Urlaub

The Executive is entitled to an annual vacation of thirty (30) working days (one week = five working days).  The time during which such vacation is taken shall be decided after consultation with the Chief Executive Officer of Mercer.

Der Geschäftsführer hat Anspruch auf einen Jahresurlaub von dreißig (30) Arbeitstagen (eine Woche = fünf Arbeitstage).  Die Entscheidung darüber, wann dieser Urlaub genommen wird, wird in Absprache mit dem Chief Executive Officer von Mercer getroffen.

§6 Other Benefits	§6 Sonstige Leistungen

1.The Executive shall, for the performance of his function under this Agreement, be provided with an upper middle class Company car (e.g. Audi A6 Avant 3.0 TDI Quattro or A7, or similar model) which he may also use for personal purposes.  All costs arising in connection with the use of the vehicle, including costs of a replacement vehicle, are borne by SPH.  The income tax on the monetary advantage of the private use shall be paid by the Executive.

1.Dem Geschäftsführer wird für seine Tätigkeit im Rahmen dieses Vertrages ein Firmenwagen der oberen Mittelklasse (zum Beispiel Audi A6 Avant TDI 3.0 Quattro oder A7, oder ähnliches Modell), zur Verfügung gestellt, der auch zu persönlichen Zwecken benutzt werden darf.  Alle im Zusammenhang mit der Nutzung des Fahrzeugs entstehenden Kosten, auch die Kosten eines Ersatzfahrzeugs, trägt SPH.  Steuern auf die private Nutzung des Fahrzeugs trägt der Geschäftsführer.

2.As Managing Director of SPH, the Executive is entitled to a health inspection with a medical doctor or a health centre (diagnose hospital) of his choice every year.  SPH bears the costs for the inspection in an amount of up to 512 EUR insofar as they are not reimbursed by the health insurance.

2.Als Geschäftsführer von SPH ist der Geschäftsführer berechtigt, sich jedes Jahr bei einem Arzt seiner Wahl bzw. in einem Ärztezentrum (Diagnoseklinik) einer Vorsorgeuntersuchung zu unterziehen.  Die Kosten der Untersuchung trägt die Firma bis zu einem Höchstbetrag von EUR 512,- soweit sie nicht von der Kranken- bzw. Ersatzkasse getragen werden.

3.The Executive is entitled to reimbursement of half of his documented costs of health insurance.	3.Dem Geschäftsführer wird gegen Nachweis die Hälfte der Kosten einer Kranken- und Pflegeversicherung erstattet.

4.The Executive will be included in a pension program.  The basis for the pension benefit is the annual salary plus the bonus paid out in (not for) the respective year.  10% of the annual salary + 5% of the bonus minus whatever is paid by SPH into existing pension schemes, including the mandatory state pension = yearly contribution to be made by SPH for SPH pension of the Executive.

4.Der Geschäftsführer wird in den Kreis der Berechtigten eines Pensionsprogramms aufgenommen.  Grundlage für den Pensionsanspruch ist das jährliche Gehalt plus der im betreffenden Jahr (nicht der für das betreffende Jahr) ausgezahlte Bonus.  10% des Jahresgehalts plus 5% des Bonus, abzüglich der von SPH gezahlten Beiträge für bestehende Rentensysteme, einschließlich der gesetzlichen Rentenversicherung, ergeben den jährlichen Beitrag, der von SPH für die Betriebsrente des Geschäftsführers abzuführen ist.

5.The Executive will continue to be a beneficiary of the share compensation program of Mercer which is administered by, and determined at the sole discretion of, Mercer's board of directors or its compensation committee.

5.Der Geschäftsführer ist weiterhin berechtigt als Begünstigter am share compensation program von Mercer teilzunehmen, das vom Board of Directors von Mercer nach freiem Ermessen verwaltet wird.
§7 Travel Expenses	§7 Reisekosten

Required travel expenses, and costs that the employee pays when representing Mercer and SPH, will be reimbursed for the documented costs according to the guidelines of Mercer and SPH and applicable tax rules.

Erforderliche Reisekosten und damit im Zusammenhang stehende notwendige Auslagen, die der Geschäftsführer im Interesse von Mercer und SPH aufwendet, werden gegen Nachweis im Rahmen der jeweils geltenden Richtlinien von Mercer sowie SPH und der Steuervorschriften erstattet.

§8 Additional Employment, Non-Competition Clause	§8 Nebentätigkeiten, Wettbewerbsverbot

1.The Executive shall devote his full attention and time, as well as professional knowledge and experience, exclusively to Mercer and SPH.  The acceptance of any compensated or non-compensated additional employment as well as of the service on supervisory or advisory boards or similar positions is subject to the prior written consent of the shareholder's meeting.

1.Der Geschäftsführer wird seine ganze
Arbeitskraft und Zeit sowie alle seine fachlichen Kenntnisse und Erfahrungen ausschließlich Mercer und SPH widmen.  Die Übernahme einer entgeltlichen oder unentgeltlichen Nebentätigkeit sowie von Aufsichtsrats-, Beirats- oder ähnlichen Mandaten bedarf der vorherigen schriftlichen Zustimmung der Gesellschafterversammlung.

2.During the time of this Agreement the Executive shall not engage, directly or indirectly, in any venture, business or enterprise which competes with Mercer and Mercer’s subsidiaries or with which Mercer and Mercer’s subsidiaries maintains relations.  Normal activities in the stock market when the Executive owns 5% or less of the shares of a publicly traded company are exempted from this.

2.Während der Dauer dieses Vertrages wird sich der Geschäftsführer an Unternehmen, die mit Mercer oder ihren Tochtergesellschaften in Wettbewerb stehen oder mit denen Mercer oder ihre Tochtergesellschaften Geschäftsverbindungen unterhält, weder mittelbar noch unmittelbar beteiligen.  Ausgenommen davon sind Beteiligungen am Aktienmarkt im üblichen Umfang, wenn der Geschäftsführer 5% oder weniger der Anteile eines börsennotierten Unternehmens hält.

§9 Confidentiality	§9 Geheimhaltung
The Executive agrees that he will keep all affairs of Mercer and SPH absolutely confidential to third parties. This obligation shall survive the termination of this agreement.

Der Geschäftsführer ist verpflichtet, gegenüber Dritten über alle Angelegenheiten von Mercer sowie SPH strengstes Stillschweigen zu bewahren.  Diese Verpflichtung besteht auch nach Beendigung dieses Vertrages.

§10 Records and other Company Property	§10 Aufzeichnungen und andere Gegenstände im Gesellschaftseigentum

When leaving the service of Mercer and/or SPH, or after being suspended from his obligation to render services pursuant to § 2 subparagraph 5, the Executive agrees to return to Mercer and SPH any and all documents, correspondence, records, drafts and the like which concern Company matters and which are still in his possession.  The Executive is not entitled to exercise a right of retention with respect to such records and objects.

Bei seinem Ausscheiden aus den Diensten von Mercer und/oder SPH oder nach seiner Entbindung von der Verpflichtung zur Arbeitsleistung nach § 2 Abs. 5 ist der Geschäftsführer verpflichtet, sämtliche Schriftstücke, Korrespondenzen, Aufzeichnungen, Entwürfe und dergleichen, die Gesellschaftsangelegenheiten betreffen, und die sich noch in seinem Besitz befinden, unverzüglich an Mercer und SPH zu übergeben.  Der Geschäftsführer ist nicht berechtigt, an derartigen Unterlagen und Gegenständen ein Zurückbehaltungsrecht auszuüben.

§11 Special agreement	§11 Sondervereinbarung
SPH assumes a contribution for the renting of a suitable apartment in the Stendal area for the duration of this Agreement in the amount of EUR 850 per month.	SPH übernimmt einen Beitrag zur Anmietung einer geeigneten Wohnung in der Region Stendal für die Dauer dieses Vertrags in Höhe von monatlich EUR 850.
§12 Final Provisions	§12 Schlussbestimmungen

1.Amendments and additions to this Agreement, including this provision, must be in writing. There are no oral side agreements to this Agreement. This Agreement supersedes all earlier agreements.

1.Änderungen und Ergänzungen dieses Vertrages einschließlich dieser Klausel bedürfen der Schriftform.  Mündliche Nebenabreden sind nicht getroffen.  Mit diesem Vertrag sind alle früher getroffenen Absprachen und Vereinbarungen hinfällig.

2.Should any provision of this Agreement become wholly or in part invalid, the remaining parts of this Agreement shall not be affected.  The invalid provision shall be replaced in such case by such valid provision which comes as close as possible to the economic intent of the parties.

2.Sollte eine Bestimmung dieses Vertrages ungültig sein oder werden, so wird dadurch die Rechtswirksamkeit der übrigen Bestimmungen nicht berührt.  Die ungültige Bestimmung wird in einem solchen Fall durch die wirksame Bestimmung ersetzt, die dem von den Parteien geplanten wirtschaftlichen Erfolg so nahe wie möglich kommt.

3.This Agreement shall be governed by and construed in accordance with German Law and any disputes shall be brought before the court with jurisdiction at the seat of SPH.	3.Dieser Vertrag und seine Auslegung unterliegt deutschem Recht. Gerichtsstand ist das zuständige Gericht am Sitz von SPH.
4.This Agreement is to be understood and interpreted according to its German version.	4.Dieser Vertrag ist allein in der deutschen Sprache verbindlich.

Stendal Pulp Holding GmbH

vertreten durch ihre Alleingesellschafterin/ represented by Stendal Pulp Holding GmbH

Berlin, June 1, 2019

/s/ DAVID M. GANDOSSI

Name: David M. Gandossi

Position: Geschäftsführer/managing director

Berlin, June 1, 2019 /s/ ADOLF KOPPENSTEINER Adolf Koppensteiner
Mercer International Inc. Vancouver, June 1, 2019 /s/ DAVID M. GANDOSSI David M. Gandossi, Position: Chief Executive Officer